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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ___________)*

GLOBALMEDIA.COM

(Name of Issuer)

COMMON

(Title of Class of Securities)

  37940A102

(CUSIP Number)

NOVEMBER 27TH, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]

Rule 13d-1(b)

[X]

Rule 13d-1(c)

[ ]

Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 37940A102.......................................

1.

Names of Reporting Persons. MICHAEL PAINCHAUD

I.R.S. Identification Nos. of above persons (entities only).

N/A....................................................................................................................................................................

2.

Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

N/A............................................................................................................................................................

(b)

N/A............................................................................................................................................................

3.

SEC Use Only ............................................................................................................................................

4.

Citizenship or Place of Organization UNITED STATES...............................................................................................................

     Number of
Shares
Beneficially
Owned by
Each Reporting
Person With

5.

Sole Voting Power N/A.....................................................................................................................

6.

Shared Voting Power N/A............................................................

7.

Sole Dispositive Power.........................................................3,160,000...................................................

8.

Shared Dispositive Power 3,160,000...................................................................................................

9.

Aggregate Amount Beneficially Owned by Each Reporting Person 3,160,000.................................................

10.

Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) N/A..........................

11.

Percent of Class Represented by Amount in Row (9) 6.4%................................................................

12.

Type of Reporting Person (See Instructions) IN (INDIVIDUAL)

IN (INDIVIDUAL)

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 12/07/2001_______________________
Date
 ________________________________
Signature
 MICHAEL PAINCHAUD_____________
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention:

 Intentional misstatements or omissions of fact constitute Federal criminal violations
(See 18 U.S.C. 1001)

http://www.sec.gov/divisions/corpfin/forms/13g.htm

Last update: 06/04/2001